   © Intersections Inc. All Rights Reserved 2017  Shaping the future through personalized, data-driven technologies   First Quarter 2017 Investor UpdateMay 15, 2017

 Forward-Looking Statements  Statements in this release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,'' “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Those forward-looking statements involve known and unknown risks and uncertainties and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the success of our strategic objectives; our ability to generate revenue from our partner sales strategy and business development pipeline with our distribution partners; the impact of shutting down our Pet Health Monitoring segment; the timing and success of new product launches and other growth initiatives, including the success of our new Identity Guard® with Watson™ product; the continuing impact of the regulatory environment on our business; the continued dependence on a small number of financial institutions for a majority of our revenue and to service our U.S. financial institution customer base; our ability to execute our strategy and previously announced transformation plan; our incurring additional restructuring charges; our incurring additional impairment costs or charges on goodwill and/or assets; our ability to control costs; our ability to maintain sufficient liquidity and produce sufficient cash flow to fund our business, growth strategy and debt service obligations; and our needs for additional capital to grow our business, including our ability to maintain compliance with the covenants under our term loan or seek additional sources of debt and/or equity financing. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed under “Forward-Looking Statements,” “Item 1. Business—Government Regulation” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in its recent other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements unless required by applicable law.  Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

 Company Overview  Personal Information Services(Identity Guard®): Identity Guard® is a proactive identity theft protection and credit monitoring service that delivers premium solutions to help busy families and individuals take control over their personal and private information. Our services help educate and empower individuals to protect themselves from the growing threat of identity theft with premier identity protection and credit monitoring solutions.   Intersections Inc. (NASDAQ: INTX)Founded: 1996Public Since: 2004Headquarters: Chantilly, VA

 INTX Strengths  Strategic focus is exclusively on identity and personal information protection services for consumers, conducted through our Identity Guard® business.Twenty years’ experience in the Identity Theft Monitoring industry. “It takes twenty years to get twenty years’ experience.”Extensive partner distribution (business-to-business-to-consumer) track record with large, complex, compliance-oriented partners. In 2016, successfully completed more than 40 compliance and IT security reviews from partners. We believe this is a significant competitive advantage.Established track record of continuous product innovation in identity theft monitoring. Identity Guard® with Watson™ will be the first ID Theft monitoring product in the U.S. to use Artificial Intelligence and Machine Learning to monitor for threats that subscribers’ personal information is potentially being misused.Largest independent identity theft monitoring provider in the U.S., with $164 million of revenue from identity theft monitoring in 2016, and $39 million for the first quarter 2017. Two major competitors were acquired in 2016.

 Identity Guard® Strategic Objectives  Strategic Objective  Current Status  Continue to protect and optimize revenue from our historic financial institution (“FI”) subscriber base.  FI revenue base very stable, churning at 1.1% per month. Contracts in place to protect material part of run off base through June 2021.  Deliver the best personal information protection user experience of its kind in our chosen markets through the full rollout of Identity Guard® with Watson™.  Product launched in beta in Q4 2016. Market launch planned for beginning Q3 2017. Identity Guard ® with Watson™ first to use artificial intelligence platform from IBM to drive extensive monitoring of personal information threats.  Restore growth in our Canadian business with our new Canadian marketing partner.  In final contract negotiations with two new and substantial distribution partners in Canada, for market launch as early as in the third quarter of 2017.   Mature our sales and distribution capabilities across all market opportunities.  Hired an experienced business development executive with extensive industry experience in April 2017. Signed large U.S.-based distribution partner in March, for market launch in July 2017.  Continued pursuit of cost control through streamlining and optimizing processes.  First quarter actions reduced G&A over $1 million on an annualized basis, a portion of which will be invested in new product and business development capabilities.  We have five key strategic objectives:

 Core Strategic Focus  Our strategic focus is exclusively on identity and personal protection services for consumers, conducted through our Identity Guard® business. To this end, we have made the following progress this quarter to exit all other activities:In December 2016, we began a process to monetize the intellectual property of Voyce through a strategic relationship or other transaction rather than pursue commercial revenue in the veterinary space.We sold our bail bonds industry solution business, Captira, effective January 31, 2017.We signed a definitive agreement on March 31, 2017 to sell our Habits at Work insurance consulting business.

 PEAK6 Financing  On April 20, 2017 we refinanced our term loan with PEAK6, which had an outstanding principal balance of $13.4 million, with a new $20 million credit agreement which was fully funded at closing. The New Credit Agreement provided the Company with approximately $6.1 million of net cash proceeds to use to accelerate both subscriber acquisition and product development, and also extends the maturity date, reduces and defers mandatory quarterly principal payments, and carries a lower interest rate.PEAK6 purchased, for $1.5 million in cash, a warrant to purchase 1.5 million shares of the Company’s common stock at an exercise price of $5.00 per share. The warrant is immediately exercisable and has a five-year term. The Company used the proceeds from the sale of the warrant to repurchase 419,498 shares of the Company’s common stock from PEAK6 Capital Management, LLC, at a price of $3.60 per share. The repurchase was made pursuant to the Company’s previously announced share repurchase program; however, the Company is prohibited from repurchasing additional shares of common stock under the new credit agreement.

 Addressing Market Needs  We believe there has been very little product innovation in the Identity Theft Monitoring industry over the last decade. Most solutions are reactive, based on historic credit data and offer limited monitoring of other data sources.Our new Identity Guard® with Watson™ solution is based on:Identification and notification of a potential identity theft problem as early as possible.Helping subscribers take preventive measures to adjust their risk profile and digital footprint, which can reduce the risk of identity theft.Recognizing that every subscriber’s risk profile is unique, necessitating customized advice and tools.

 The Three Pillars of Identity Guard® with Watson™  Identity Guard® With Watson™ is built on three universally accepted pillars of developing IT security controls:Pillar 1: Prevention is Better than Cure.Pillar 2: Early Detection is Better than Late or No Detection.Pillar 3: Customized Advice, Tools and Monitoring are Better than the Generic Alternative.

 Identity Guard® with Watson™  Identity Guard® with Watson™ premiered at IBM’s World of Watson 2016 conference in October and is our platform for further development in 2017.Combines financial account monitoring of traditional identity protection services with comprehensive monitoring of consumers’ self-reported behavioral, social, and professional data.Leverages Identity Guard® proprietary platform and monitoring process for public record data and other relevant safeguards to analyze this data combined with personal profile data to provide near real-time alerts.Utilizes IBM Watson™ to monitor relevant content and categorize various factors that contribute to a consumer’s identity protection and privacy and provide communications via news alerts and personal recommendations.Identity Guard® with Watson™ digests more than 250,000 news articles from 75,000 sources every day to identify news that could impact a consumer’s digital safety.Combines our advanced monitoring of various data sources with Watson™ data to quickly interpret the information users report via a survey when accessing their account to help determine that user’s risk level to cybersecurity threats.  Offers robust early detection of potential risks and provides personalized threat alerts with actionable steps to help protect our customers’ information private from the earliest stage possible.

 Identity Guard® Update  $13.3 million Identity Guard® first quarter 2017 revenue compared to $13.4 million in the fourth quarter 2016 and $14.1 million in the first quarter 2016.367 thousand U.S. subscribers (March 31, 2017).The revenue decline compared to first quarter 2016 is primarily due to decreases in subscribers acquired through a partner, Costco, that is no longer marketing our products.$21.9 million first quarter 2017 revenue from subscribers acquired through U.S. financial institutions.682 thousand subscribers (March 31, 2017) decreased at an average rate of 1.1% per month during the first quarter 2017 which we believe continues to represent a normal attrition rate given the discontinuation of marketing and retention efforts.$3.1 million first quarter 2017 revenue from our Canadian business compared to $3.1 million in the fourth quarter 2016 and $3.0 million in the first quarter 2016.160 thousand subscribers (March 31, 2017)  Provides prevention, detection & resolution products and services to help subscribers protect their personal information from misuse.

 The Identity Guard® revenue decline for the first quarter 2017 was the result of a decrease in subscribers acquired through one of our partners, Costco, that is no longer marketing our products. Additionally, revenue for the first quarter 2017 from subscribers acquired through our direct-to-consumer marketing channels was lower than the prior year quarter primarily due to the trailing effect of reduced marketing spending during 2016, which resulted in fewer subscriber acquisitions.The revenue decline of our partner and direct-to-consumer channels were partially offset by increased revenue from breach response services.U.S. financial institution revenue declines compared to the prior year are the result of normal attrition of its subscriber base.Revenue from other business units was negatively impacted by ceased marketing by our clients of insurance and membership services.   Q1 2017 Financial Highlights – Revenue

 Identity Guard® subscribers acquired through our Identity Guard® direct-to-consumer marketing channels were lower than the prior year quarter primarily as a result of a decrease in subscribers acquired through a former partner, Costco, that is no longer marketing our products. Identity Guard® subscribers acquired through a breach response services program with a 12-month term that ended in the first quarter 2017 primarily caused the decrease compared to December 31, 2016.Subscribers acquired through our Canadian business marketing relationship which began transitioning to a new partner in August 2016, were consistent with the base as of December 31, 2016 and March 31, 2016.U.S. financial institution subscribers declined 13.2% since March 31, 2016, or 1.1% per month, a rate we believe continues to represent normal attrition.  Q1 2017 Financial Highlights – Subscribers

 Note (a): “Core Business” comprises all the business of Intersections Inc. with the exception of its Voyce business.Note (b): Adjusted EBITDA (loss) refers to adjusted EBITDA (loss) before share related compensation and non-cash impairment charges. See reconciliation of non-GAAP financial measures in the back of this presentation.  Q1 2017 Financial Highlights, continued  Core Business Adjusted EBITDA for the quarter ended March 31, 2017 was negatively impacted compared to the prior year by $1.8 million due to lower revenue, $1.4 million related to severance charges and other costs associated with the agreement to sell Habits at Work, and approximately $1.4 million related to increased spending primarily on new product development and new business development costs.On April 20, 2017 we refinanced our term loan, which had an outstanding principal balance of $13.4 million as of March 31, 2017, with a new $20 million credit agreement which was fully funded at closing. The new credit agreement provided the Company with approximately $6.1 million of net cash proceeds to use to accelerate both subscriber acquisition and product development, and also extends the maturity date, reduces and defers mandatory quarterly principal payments, and carries a lower interest rate.

 Reconciliation of consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges (“Adjusted EBITDA”)($ in thousands):  Reconciliation of Non-GAAP Financial Measures  Please see the company’s release and website at www.intersections.com for additional details on quarterly results.  Please see notes on following page.

 Reconciliation of Non-GAAP Financial Measures, continued  Please see the company’s release and website at www.intersections.com for additional details on quarterly results.  Note (a): “Core Business” comprises all the business of Intersections Inc. with the exception of its Voyce business.In the second quarter of 2016, we ceased adding other expense (income) to consolidated Adjusted EBITDA to be consistent with the definition of Adjusted EBITDA in our Prior Credit Agreement. Prior periods have been recast to reflect the new presentation. For additional information, Please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our most recent Form 10-K.Further description of the reconciliation of Non-GAAP Financial Measures can be found in the tables and footnotes accompanying the Company’s earnings release and the “GAAP and Non-GAAP Measures” link under the “Investor and Media” page on our website at www.intersections.com.

THANK YOU

Corporate Headquarters
Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, VA 20151
Toll-free: 800.695.7536
www.intersections.com

Investor Relations
Ron Barden, CFO
IR@intersections.com
Tel: 703.488.6100